Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its First Quarter Ended March 31, 2022 and Cash Dividend

MECHANICSBURG, PENNSYLVANIA — May 5, 2022 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced results for its first quarter ended March 31, 2022 and the declaration of a cash dividend.

For the first quarter ended March 31, 2022, revenue increased 3.4% to $1,599.5 million, compared to $1,546.5 million for the same quarter, prior year. Income from operations was $104.0 million for the first quarter ended March 31, 2022, compared to $202.0 million for the same quarter, prior year. For the first quarter ended March 31, 2021, income from operations included $16.1 million of other operating income related to the recognition of payments received under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) Public Health and Social Services Emergency Fund, also referred to as the Provider Relief Fund. Net income was $55.9 million for the first quarter ended March 31, 2022, compared to $137.2 million for the same quarter, prior year. Adjusted EBITDA was $163.8 million for the first quarter ended March 31, 2022, compared to $258.3 million for the same quarter, prior year. Earnings per common share was $0.37 for the first quarter ended March 31, 2022, compared to $0.82 for the same quarter, prior year. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table VI of this release.

In addition to providing key statistics in table V of this release for both the first quarters ended March 31, 2022 and 2021, Select Medical also provided statistics for the comparable period in 2019. Select Medical believes this additional data provides insight into how it has performed in comparison to the year prior to the widespread emergence of the coronavirus disease 2019 (“COVID-19”) in the United States. The effects of the COVID-19 pandemic, including the duration and extent of disruption on our operations, continues to create uncertainties about Select Medical’s future operating results and financial condition. Please refer to the risk factors in Item 1A and the section titled “Effects of the COVID-19 Pandemic on our Results of Operations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2021 for further discussion.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, the outpatient rehabilitation segment, and the Concentra segment. As of March 31, 2022, Select Medical operated 105 critical illness recovery hospitals in 28 states, 30 rehabilitation hospitals in 12 states, and 1,901 outpatient rehabilitation clinics in 38 states and the District of Columbia. Concentra operated 518 occupational health centers in 41 states. At March 31, 2022, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Critical Illness Recovery Hospital Segment

For the first quarter ended March 31, 2022, revenue for the critical illness recovery hospital segment increased 1.2% to $601.8 million, compared to $594.9 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment was $36.0 million for the first quarter ended March 31, 2022, compared to $113.3 million for the same quarter, prior year. For the first quarter ended March 31, 2021, Adjusted EBITDA included $17.9 million of other operating income related to the outcome of litigation with the Centers for Medicare & Medicaid Services. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 6.0% for the first quarter ended March 31, 2022, compared to 19.0% for the same quarter, prior year. Certain critical illness recovery hospital key statistics are presented in table V of this release for the first quarters ended March 31, 2022 and 2021.

Rehabilitation Hospital Segment

For the first quarter ended March 31, 2022, revenue for the rehabilitation hospital segment increased 6.2% to $220.6 million, compared to $207.8 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment was $42.4 million for the first quarter ended March 31, 2022, compared to $50.5 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 19.2% for the first quarter ended March 31, 2022, compared to 24.3% for the same quarter, prior year. Certain rehabilitation hospital key statistics are presented in table V of this release for the first quarters ended March 31, 2022 and 2021.

Outpatient Rehabilitation Segment

For the first quarter ended March 31, 2022, revenue for the outpatient rehabilitation segment increased 7.9% to $271.9 million, compared to $252.0 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 1.0% to $26.6 million for the first quarter ended March 31, 2022, compared to $26.3 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 9.8% for the first quarter ended March 31, 2022, compared to 10.4% for the same quarter, prior year. Certain outpatient rehabilitation key statistics are presented in table V of this release for the first quarters ended March 31, 2022 and 2021.

Concentra Segment

For the first quarter ended March 31, 2022, revenue for the Concentra segment increased to $423.4 million, compared to $422.8 million for the same quarter, prior year. Adjusted EBITDA for the Concentra segment increased 9.1% to $89.5 million for the first quarter ended March 31, 2022, compared to $82.0 million for the same quarter, prior year. The Adjusted EBITDA margin for the Concentra segment was 21.1% for the first quarter ended March 31, 2022, compared to 19.4% for the same quarter, prior year. Certain Concentra key statistics are presented in table V of this release for the first quarters ended March 31, 2022 and 2021.

Dividend

On May 5, 2022, Select Medical’s board of directors declared a cash dividend of $0.125 per share. The dividend will be payable on or about June 1, 2022 to stockholders of record as of the close of business on May 19, 2022.

There is no assurance that future dividends will be declared. The declaration and payment of dividends in the future are at the discretion of Select Medical’s board of directors after taking into account various factors, including, but not limited to, Select Medical’s financial condition, operating results, available cash and current and anticipated cash needs, the terms of Select Medical’s indebtedness, and other factors Select Medical’s board of directors may deem to be relevant.

Stock Repurchase Program

The board of directors of Select Medical has authorized a common stock repurchase program to repurchase up to $1.0 billion worth of shares of its common stock. The common stock repurchase program will remain in effect until December 31, 2023, unless further extended or earlier terminated by the board of directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate. Select Medical funds this program with cash on hand and borrowings under its revolving credit facility.

During the first quarter ended March 31, 2022, Select Medical repurchased 2,128,494 shares at a cost of approximately $51.7 million, or $24.28 per share, which includes transaction costs. Since the inception of the common stock repurchase program through March 31, 2022, Select Medical has repurchased 42,480,122 shares at a cost of approximately $466.9 million, or $10.99 per share, which includes transaction costs.

Business Outlook for Revenue

Select Medical reaffirms its 2022 business outlook for revenue, which was provided most recently in its February 24, 2022 press release. Select Medical continues to expect consolidated revenue to be in the range of $6.25 billion to $6.40 billion for the full year of 2022. Select Medical is also reaffirming its previously issued three-year compound annual growth rate target for revenue only, which is expected to be in the range of 4% to 6% for 2021 through 2023.

Select Medical intends to address its business outlook and target compound annual growth rates for Adjusted EBITDA and earnings per common share when the labor climate stabilizes.

Conference Call

Select Medical will host a conference call regarding its first quarter results, as well as its business outlook for revenue and the impact of the COVID-19 pandemic on each of its reportable segments, on Friday, May 6, 2022, at 9:00am ET. The domestic dial in number for the call is 1-866-440-2669. The international dial in number is 1-409-220-9844. The conference ID for the call is 5892378. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 12:00pm ET, May 13, 2022. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The conference ID for the replay will be 5892378. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including statements related to Select Medical’s 2022 and long-term business outlook. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•	developments related to the COVID-19 pandemic including, but not limited to, the duration and severity of the pandemic, additional measures taken by government authorities and the private sector to limit the spread of COVID-19, and further legislative and regulatory actions which impact healthcare providers, including actions that may impact the Medicare program;

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in revenue, an increase in costs, and a reduction in profitability;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our revenue and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our revenue and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions and our ability to realize anticipated synergies;

•	private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our revenue and profitability;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers, or the inability to attract or retain healthcare professionals due to the heightened risk of infection related to the COVID-19 pandemic, could increase our operating costs significantly or limit our ability to staff our facilities;

•	competition may limit our ability to grow and result in a decrease in our revenue and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the quarterly reports on Form 10-Q and of the annual report on Form 10-K for the year ended December 31, 2021.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2021 and 2022

(In thousands, except per share amounts, unaudited)

	2021	2022	% Change
Revenue	$1,546,463	$1,599,547	3.4%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	1,293,449	1,407,010	8.8
General and administrative	35,403	37,513	6.0
Depreciation and amortization	49,620	51,039	2.9
Total costs and expenses	1,378,472	1,495,562	8.5
Other operating income	34,021	—	N/M
Income from operations	202,012	103,985	(48.5)
Other income and expense:
Equity in earnings of unconsolidated subsidiaries	9,919	5,397	(45.6)
Interest income	4,749	—	N/M
Interest expense	(34,402)	(35,514)	3.2
Income before income taxes	182,278	73,868	(59.5)
Income tax expense	45,064	17,942	(60.2)
Net income	137,214	55,926	(59.2)
Less: Net income attributable to non-controlling interests	26,668	6,809	(74.5)
Net income attributable to Select Medical	$110,546	$49,117	(55.6)%
Basic and diluted earnings per common share:(1)	$0.82	$0.37

(1)	Refer to table II for calculation of earnings per common share.

N/M         Not meaningful.

II. Earnings per Share

For the Three Months Ended March 31, 2021 and 2022

(In thousands, except per share amounts, unaudited)

Select Medical’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), Select Medical applies the two-class method because its unvested restricted stock awards are participating securities which are entitled to participate equally with its common stock in undistributed earnings.

The following table sets forth the net income attributable to Select Medical, its common shares outstanding, and its participating securities outstanding for the three months ended March 31, 2021 and 2022:

	Basic and Diluted EPS
	Three Months Ended March 31,
	2021	2022
Net income	$137,214	$55,926
Less: net income attributable to non-controlling interests	26,668	6,809
Net income attributable to Select Medical	110,546	49,117
Less: net income attributable to participating securities	3,698	1,643
Net income attributable to common shares	$106,848	$47,474

The following tables set forth the computation of EPS under the two-class method for the three months ended March 31, 2021 and 2022:

	Three Months Ended March 31,
	2021			2022
	Net Income Allocation	Shares(1)	Basic and Diluted EPS	Net Income Allocation	Shares(1)	Basic and Diluted EPS
Common shares	$106,848	130,329	$0.82	$47,474	129,010	$0.37
Participating securities	3,698	4,511	$0.82	1,643	4,464	$0.37
Total	$110,546			$49,117

(1)       Represents the weighted average share count outstanding during the period.

III. Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2021	March 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$74,310	$130,881
Accounts receivable	889,303	941,434
Other current assets	175,826	178,536
Total Current Assets	1,139,439	1,250,851
Operating lease right-of-use assets	1,078,754	1,102,710
Property and equipment, net	961,467	952,926
Goodwill	3,448,912	3,465,456
Identifiable intangible assets, net	374,879	368,850
Other assets	356,720	395,151
Total Assets	$7,360,171	$7,535,944
Liabilities and Equity
Current Liabilities:
Payables and accruals	$942,288	$909,162
Government advances	83,790	20,862
Unearned government assistance	93	194
Current operating lease liabilities	229,334	234,420
Current portion of long-term debt and notes payable	17,572	24,513
Total Current Liabilities	1,273,077	1,189,151
Non-current operating lease liabilities	916,540	938,423
Long-term debt, net of current portion	3,556,385	3,738,299
Non-current deferred tax liability	142,792	156,407
Other non-current liabilities	106,442	105,098
Total Liabilities	5,995,236	6,127,378
Redeemable non-controlling interests	39,033	41,670
Total equity	1,325,902	1,366,896
Total Liabilities and Equity	$7,360,171	$7,535,944

IV. Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2021 and 2022

(In thousands, unaudited)

	2021	2022
Operating activities
Net income	$137,214	$55,926
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	11,633	7,486
Depreciation and amortization	49,620	51,039
Provision for expected credit losses	67	94
Equity in earnings of unconsolidated subsidiaries	(9,919)	(5,397)
Loss (gain) on sale or disposal of assets	72	(23)
Stock compensation expense	6,709	8,823
Amortization of debt discount, premium and issuance costs	543	558
Deferred income taxes	(897)	420
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(60,142)	(52,225)
Other current assets	(4,425)	(1,819)
Other assets	961	2,686
Accounts payable and accrued expenses	44,627	(15,002)
Government advances	—	(62,928)
Unearned government assistance	19,207	101
Income taxes	44,618	16,598
Net cash provided by operating activities	239,888	6,337
Investing activities
Business combinations, net of cash acquired	(6,314)	(5,186)
Purchases of property and equipment	(39,719)	(46,845)
Investment in businesses	(6,571)	(3,337)
Proceeds from sale of assets	19	37
Net cash used in investing activities	(52,585)	(55,331)
Financing activities
Borrowings on revolving facilities	—	280,000
Payments on revolving facilities	—	(100,000)
Borrowings of other debt	8,915	15,794
Principal payments on other debt	(9,342)	(9,188)
Dividends paid to common stockholders	—	(16,691)
Repurchase of common stock	—	(51,676)
Decrease in overdrafts	—	(7,608)
Proceeds from issuance of non-controlling interests	—	5,229
Distributions to and purchases of non-controlling interests	(13,663)	(10,295)
Net cash provided by (used in) financing activities	(14,090)	105,565
Net increase in cash and cash equivalents	173,213	56,571
Cash and cash equivalents at beginning of period	577,061	74,310
Cash and cash equivalents at end of period	$750,274	$130,881
Supplemental information
Cash paid for interest	$52,470	$53,517
Cash paid for taxes	1,343	923

V. Key Statistics

For the Three Months Ended March 31, 2019, 2021, and 2022

(unaudited)

	2019	2021	2022	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	97	99	105
Revenue (,000)	$457,534	$594,872	$601,755	1.2%
Number of patient days(b)(c)	258,129	293,118	289,217	(1.3)%
Number of admissions(b)(d)	9,456	9,859	9,457	(4.1)%
Revenue per patient day(b)(e)	$1,759	$2,024	$2,075	2.5%
Occupancy rate(b)(f)	71%	75%	71%	(5.3)%
Adjusted EBITDA (,000)	$72,998	$113,272	$35,967	(68.2)%
Adjusted EBITDA margin	16.0%	19.0%	6.0%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	27	30	30
Revenue (,000)	$154,558	$207,804	$220,634	6.2%
Number of patient days(b)(c)	82,816	102,439	103,802	1.3%
Number of admissions(b)(d)	5,836	7,131	7,182	0.7%
Revenue per patient day(b)(e)	$1,633	$1,853	$1,943	4.9%
Occupancy rate(b)(f)	76%	84%	84%	0.0%
Adjusted EBITDA (,000)	$25,797	$50,534	$42,379	(16.1)%
Adjusted EBITDA margin	16.7%	24.3%	19.2%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,684	1,809	1,901
Working days(g)	63	63	64
Revenue (,000)	$246,905	$251,961	$271,940	7.9%
Number of visits(b)(h)	2,054,483	2,100,154	2,310,086	10.0%
Revenue per visit(b)(i)	$103	$104	$102	(1.9)%
Adjusted EBITDA (,000)	$28,991	$26,329	$26,596	1.0%
Adjusted EBITDA margin	11.7%	10.4%	9.8%
Concentra
Number of centers operated – end of period(b)	525	519	518
Working days(g)	63	63	64
Revenue (,000)	$396,321	$422,840	$423,423	0.1%
Number of visits(b)(h)	2,911,607	2,795,574	3,116,898	11.5%
Revenue per visit(b)(i)	$124	$125	$125	0.0%
Adjusted EBITDA (,000)	$66,258	$82,015	$89,469	9.1%
Adjusted EBITDA margin	16.7%	19.4%	21.1%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics and Concentra centers during the periods presented.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits. For purposes of this computation for the Concentra segment, patient service revenue does not include onsite clinics.

VI. Net Income to Adjusted EBITDA Reconciliation

For the Three Months Ended March 31, 2019, 2021 and 2022

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of Select Medical’s segments. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended March 31,
	2019	2021	2022
Net income	$53,344	$137,214	$55,926
Income tax expense	18,467	45,064	17,942
Interest expense	50,811	34,402	35,514
Interest income	—	(4,749)	—
Gain on sale of businesses	(6,532)	—	—
Equity in earnings of unconsolidated subsidiaries	(4,366)	(9,919)	(5,397)
Income from operations	111,724	202,012	103,985
Stock compensation expense:
Included in general and administrative	4,748	5,460	6,949
Included in cost of services	1,507	1,249	1,874
Depreciation and amortization	52,138	49,620	51,039
Adjusted EBITDA	$170,117	$258,341	$163,847

Critical illness recovery hospital(a)	$72,998	$113,272	$35,967
Rehabilitation hospital	25,797	50,534	42,379
Outpatient rehabilitation	28,991	26,329	26,596
Concentra	66,258	82,015	89,469
Other(b)(c)	(23,927)	(13,809)	(30,564)
Adjusted EBITDA	$170,117	$258,341	$163,847

(a)	For the three months ended March 31, 2021, Adjusted EBITDA included other operating income of $17.9 million. The other operating income related to the outcome of litigation with the Centers for Medicare & Medicaid Services.

(b)	For the three months ended March 31, 2021, Adjusted EBITDA included other operating income of $16.1 million. The other operating income is related to the recognition of payments received under the Provider Relief Fund.

(c)	Other primarily includes general and administrative costs and other operating income, as discussed further above.